Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 2011 relating to the financial statements of the OptiVox® Product Line of The White Stone Group, Inc., which appears in the Prospectus dated September 6, 2012 filed by Vocera Communications, Inc. (the “Company”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s registration statement on Form S-1 (Registration No. 333-183546). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PERSHING YOAKLEY & ASSOCIATES, P.C.

Pershing Yoakley & Associates, P.C.

Knoxville, Tennessee

February 21, 2013